Exhibit 99.1

SS&C Technologies to Acquire Calastone

WINDSOR, CT, July 21, 2025 (BUSINESS WIRE) – SS&C Technologies Holdings, Inc. (Nasdaq: SSNC) today announced a definitive agreement to acquire Calastone, the largest global funds network and leading provider of technology solutions to the wealth and asset management industries, from global investment firm Carlyle. The purchase price is approximately £766 million (approximately US $1.03 billion), subject to certain adjustments.

Headquartered in London, Calastone operates the largest global funds network, connecting more than 4,500 of the world’s leading financial organizations across 57 markets. The acquisition is expected to close in Q4 2025, subject to regulatory approvals. SS&C expects the acquisition to be accretive within 12 months and plans to fund the purchase with a combination of debt and cash on hand. Calastone’s more than 250 staffers in London, Luxembourg, Hong Kong, Taipei, Singapore, New York and Sydney are expected to join SS&C Global Investor & Distribution Solutions, reporting to General Manager Nick Wright.

“We’re excited to welcome Julien, the Calastone team and their valued clients to SS&C,” said Bill Stone, Chairman and CEO of SS&C Technologies. “Together, we will create a more connected, automated, and intelligent global fund ecosystem — reducing complexity, enhancing client experience, and shaping the future of distribution and investment operations.”

The acquisition of Calastone reinforces SS&C’s commitment to transforming investment operations and bolsters SS&C’s ongoing geographic expansion. Calastone’s global network and technology solutions complement SS&C’s leadership in fund administration, transfer agency services, AI and intelligent automation. By combining capabilities, the two companies will deliver a unified, real-time operating platform to reduce cost, complexity, and operational risk across the global fund ecosystem as well as shaping distribution. This strategic alignment enables enhanced distribution, investor servicing, and operational scalability — empowering asset and wealth managers to innovate, diversify products, and deliver better outcomes for investors worldwide.

“We are pleased to be combining forces with SS&C in our joint mission to build the most comprehensive, intelligent and connected wealth and asset management ecosystem,” said Julien Hammerson, CEO of Calastone. “SS&C’s global scale and deep expertise across fund services and technology will enable us to accelerate innovation and deliver new digital capabilities to the market. We look forward to working together to deliver transformational services to asset and wealth managers and drive growth.”

Fernando Chueca, Managing Director on the Carlyle Europe Technology Partners investment advisory team, said: “We are pleased to have supported Calastone through such a transformational period of growth for the business. Its well-established technology network represents a differentiated, automated offering and we believe the business is well-positioned to build upon its market position and business momentum. We are confident that SS&C is the right partner to continue Calastone's success, and we look forward to watching the company thrive in its next phase.”

SS&C was advised by Davis Polk & Wardwell LLP. Barclays served as exclusive financial advisor to Calastone and Linklaters and Mishcon De Reya served as legal advisors to Calastone in connection with the transaction.

About Calastone

Calastone is the largest global funds network, connecting the world’s leading financial organisations.

Calastone’s mission is to reduce complexity, risk and costs, enabling the industry to deliver greater value to investors. 4,500 clients in 57 countries and territories benefit from Calastone’s services, processing over £250 billion of investment value each month.

Calastone is headquartered in London and has offices in Luxembourg, Hong Kong, Taipei, Singapore, New York and Sydney.

About SS&C Technologies

SS&C is a global provider of services and software for the financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut, and has offices around the world. More than 22,000 financial services and healthcare organizations, from the world's largest companies to small and mid-market firms, rely on SS&C for expertise, scale, and technology.

About Carlyle

Carlyle (NASDAQ: CG) is a global investment firm with deep industry expertise that deploys private capital across three business segments: Global Private Equity, Global Credit, and Carlyle AlpInvest. With $453 billion of assets under management as of March 31, 2025, Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies, and the communities in which we live and invest. Carlyle employs more than 2,300 people in 29 offices across four continents. Further information is available at www.carlyle.com. Follow Carlyle on X @OneCarlyle and LinkedIn at The Carlyle Group.

Additional information about

SS&C (Nasdaq:SSNC) is available at www.ssctech.com.

Follow SS&C on Twitter, Linkedin and Facebook.

For more information

Brian Schell | Chief

Financial Officer, SS&C

Technologies

Tel: +1-816-642-0915 | E-mail:

InvestorRelations@sscinc.com

Justine Stone | Investor

Relations, SS&C Technologies

Tel: +1- 212-367-4705 | E-mail:

InvestorRelations@sscinc.com

Media Contacts

Sam Gentile

Tel : +1-646-818-9195
Email : pro-SSC@prosek.com

SOURCE: SS&C